                                                                    Exhibit 23.1


              Consent of Independent Certified Public Accountants

The Board of Directors
Roadhouse Grill, Inc.:

We consent to the incorporation by reference in the registration statement
No. 333-30593 on Form S-8 of Roadhouse Grill, Inc. of our report dated June 16, 2000, except as to Note 2 which is as of August 1, 2001, relating to the consolidated balance sheets of Roadhouse Grill, Inc. and subsidiaries as of April 30, 2000 and April 25, 1999 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the fifty-three weeks ended April 30, 2000, the fifty-two weeks ended April 25, 1999, the seventeen weeks ended April 26, 1998 and the fifty-two weeks ended December 28, 1997 which report appears in the April 30, 2000 annual report on Form 10-K/A of Roadhouse Grill, Inc.

As discussed in Note 2, the consolidated balance sheets as of April 30, 2000 and April 25, 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the fifty-three weeks ended April 30, 2000 and the fifty-two weeks ended April 25, 1999 have been restated.

As discussed in Note 1 to the consolidated financial statements, the Company changed its accounting for pre-opening costs in 2000.


/KPMG LLP/

Ft. Lauderdale, Florida
August 14, 2001